Exhibit 99.1

PSIVIDA CORP. ANNOUNCES POSITIVE OUTCOME TO EUROPEAN DECENTRALIZED PROCEDURE FOR APPROVAL OF ILUVIEN® FOR THE TREATMENT OF CHRONIC DIABETIC MACULAR EDEMA

•	ILUVIEN® expected to be the first sustained release pharmaceutical in the European Union (EU) to treat diabetic macular edema (DME)

•	ILUVIEN expected to be indicated for chronic DME considered insufficiently responsive to available therapies

WATERTOWN, MA February 28, 2012—pSivida Corp. (NASDAQ: PSDV, ASX: PVA), a leader in developing sustained release, drug delivery products for treatment of back-of-the-eye diseases, today announced the positive outcome of the Decentralized Procedure (DCP) for the approval of ILUVIEN® in Europe. The announcement follows the issuance of the Final Assessment Report to pSivida’s licensee Alimera Sciences, Inc. from the Reference Member State (RMS), the Medicines and Healthcare products Regulatory Agency of the United Kingdom (MHRA), and the agreement of all the Concerned Member States (CMS) that ILUVIEN is approvable.

The regulatory process will now enter the national phase of the DCP in which the RMS and each CMS grants its national license. The CMS include Austria, France, Germany, Italy, Portugal and Spain. ILUVIEN will be indicated for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies.

The International Diabetes Federation estimates that, in these seven countries alone, 22.1 million people are currently living with diabetes. By comparison, the Centers for Disease Control and Prevention estimate that Americans with diabetes now number 25.8 million. Alimera estimates that within the seven CMS countries, 1.2 million people suffer from DME.

“I’m very pleased about this favorable outcome of the EU regulatory process for ILUVIEN,” said Paul Ashton, president and chief executive officer of pSivida.

ILUVIEN is an injectable, sustained-release intravitreal insert that releases sub-microgram levels of fluocinolone acetonide (FAc) for up to 36 months for the treatment of chronic DME. pSivida is developing an insert of the same design for the treatment of uveitis affecting the posterior of the eye.

About pSivida Corp.

pSivida Corp., headquartered in Watertown, MA, develops tiny, sustained release, drug delivery products designed to deliver drugs at a controlled and steady rate for months or years. pSivida is currently focused on treatment of chronic diseases of the back of the eye utilizing its core technology systems, Durasert™ and BioSilicon™. ILUVIEN® for the treatment of Diabetic Macular Edema (DME), which is licensed to Alimera Sciences, Inc., is pSivida’s most advanced product candidate, and based on a consensus arrived upon by the RMS and the CMS, the MHRA issued its Final Assessment Report that ILUVIEN for chronic DME is approvable. An investigator-sponsored Investigational New Drug application opened for an injectable insert to treat posterior uveitis of the same design as ILUVIEN for DME, and an investigator-sponsored trial is ongoing for an injectable, bioerodible insert to treat glaucoma and ocular hypertension. pSivida’s two FDA-approved products, Retisert® and Vitrasert®, are implants that provide long-term, sustained drug delivery to treat two other chronic diseases of the retina.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements: Alimera’s ability to successfully obtain regulatory approval of and commercialize ILUVIEN for DME in the EU; actions with respect to regulatory approval of ILUVIEN for DME in the U.S.; ability to obtain additional capital; ability to attain profitability; adverse side effects; exercise by Pfizer of the Latanoprost Product option; ability to complete clinical trials and obtain regulatory approval of product candidates; further impairment of intangible assets; fluctuations in operating results; decline in royalty revenues; ability to find partners to develop and market products; termination of license agreements; competition; market acceptance of products and product candidates; reduction in use of products as a result of future guidelines, recommendations or studies; ability to protect intellectual property and avoid infringement of others’ intellectual property; retention of key personnel; product liability; consolidation in the pharmaceutical and biotechnology industries; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; credit and financial market conditions; legislative or regulatory changes; volatility of stock price; possible dilution; possible influence by Pfizer; ability to pay any registration penalties; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Released by:

US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1123 bjedynak@janispr.com	pSivida Corp. Brian Leedman Vice President, Investor Relations pSivida Corp. Tel: +61 (0) 41 228 1780 brianl@psivida.com